Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces Third Quarter 2018 Results and

$150 Million Share Repurchase Program

Sales of $1.07 billion

Net income attributable to common stockholders of $18 million

Diluted earnings per common share of $0.20

Adjusted EBITDA of $80 million

Houston, TX – Oct. 31, 2018 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced third quarter 2018 results.

The company’s sales were $1.07 billion for the third quarter of 2018, which were 12% higher than the third quarter of 2017. Net income attributable to common stockholders for the third quarter of 2018 was $18 million, or $0.20 per diluted share, compared to net loss attributable to common stockholders of $(3) million, or $(0.03) per diluted share for the third quarter of 2017.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “I am very pleased with the quarterly results. This is the third quarter in a row where the Company delivered over $1 billion in sales and increasing amounts of adjusted EBITDA as increased customer base spending plays out as expected in the second year of the oil and gas recovery. While business remains strong, we expect a typical seasonal decline in the fourth quarter, partially offset by project deliveries that have been pushed to the fourth quarter from the third.”

“The adjusted gross profit percentage in the third quarter in excess of 20% was the best quarterly percentage since the first quarter of 2013. Our gross margin and inventory management strategies have contributed to the improvement in our gross profit percentage. Our revenue growth and improved profitability were led by our United States segment with its third quarter adjusted EBITDA percentage of 8.5%, the highest since the third quarter of 2013. We also achieved total incremental adjusted EBITDA of 21% in the third quarter. Our business is performing very well as demand for our products increases and we are well positioned for future growth,” Mr. Lane added.

MRC Global’s third quarter 2018 gross profit was $172 million, or 16.1% of sales, an increase from third quarter 2017 gross profit of $152 million, or 15.8% of sales. Gross profit for the third quarter of 2018 and 2017 reflects an expense of $26 million and $13 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting.

Selling, general and administrative (SG&A) expenses were 13.1% of sales, or $140 million, for the third quarter of 2018 compared to 13.6% of sales, or $130 million for the same period of 2017. SG&A as a percentage of sales declined due to continued growth in the business and disciplined cost control.

Adjusted EBITDA was $80 million in the third quarter of 2018 compared to $56 million for the same period in 2017. Please refer to the reconciliation of non-GAAP measures (adjusted gross profit, adjusted EBITDA) to GAAP measures (gross profit, net income) in this release.

The effective tax rate in the third quarter of 2018 and 2017 was 0% and 40%, respectively. The effective tax rate in the third quarter of 2018 differed from our forecasted rate of 28% primarily as a result of favorable one-time adjustments made during the current quarter to the provisional amounts originally recognized in the fourth quarter of 2017 upon the enactment of the Tax Cuts and Jobs Act of 2017.

Sales by Segment

U.S. sales in the third quarter of 2018 were $859 million, up $100 million, or 13%, from the same quarter in 2017 as our customer base continues to grow. Downstream led the increase with growth of $54 million, or 29%, driven primarily by large petrochemical project deliveries, followed by upstream, which increased $49 million, or 30%, due to increased drilling and completion activity, particularly in the Permian Basin. Midstream declined by $3 million or less than 1% due to non-recurring project work.

Canadian sales in the third quarter of 2018 were $78 million, up $1 million, or 1%, from the same quarter in 2017 due to growth in our upstream and downstream businesses partially offset by lower midstream revenue. A weaker Canadian dollar relative to the U.S. dollar had an unfavorable impact of approximately $3 million.

International sales in the third quarter of 2018 were $134 million, up $11 million, or 9%, from the same period in 2017. Our global market reach continues to improve.  The increase was primarily due to upstream project activity in Kazakhstan partially offset by non-recurring midstream pipeline project sales in Australia in 2017. Weaker foreign currencies relative to the U.S. dollar had an unfavorable impact of approximately $3 million.

Sales by Sector

Upstream sales in the third quarter of 2018 increased 26% over the third quarter of 2017 to $338 million, or 32% of total sales. The increase in upstream sales was primarily in our U.S. and International segments.

Midstream sales in the third quarter of 2018 decreased 3% from the third quarter of 2017 to $422 million, or 39% of total sales. Sales to gas utility customers were lower by 3% while sales to transmission and gathering customers were down 4% over the same quarter in 2017.

Downstream sales in the third quarter of 2018 increased 23% from the third quarter of 2017 to $311 million, or 29% of total sales. The increase was across all segments but primarily in the U.S. segment.

Balance Sheet

As of September 30, 2018, cash balances were $29 million. Debt, net of cash, was $690 million and excess availability under our asset-based lending facility was $418 million. Our liquidity of $447 million is adequate to support our current business and capital needs.

Share Repurchase Program

In October 2018, the board of directors authorized a share repurchase program for common stock of up to $150 million. The program is scheduled to expire on December 31, 2019. The shares may be repurchased at management’s discretion in the open market. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.

Mr. Lane commented, “With the recovery in the oil and gas markets continuing, our leading market position and the attractive stock price, the Board has authorized an opportunistic share repurchase program. This will be the third program the Board has authorized since 2015, having previously repurchased $225 million of shares. The latest $150 million authorization reflects the Board’s confidence in MRC Global’s ability to continue to grow as well as return cash to shareholders.”

Conference Call

The Company will hold a conference call to discuss its third quarter 2018 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on November 1, 2018. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through November 15, 2018 and can be accessed by dialing 201-612-7415 and using pass code 13683112#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile; a decline in demand for or adverse change in the value of certain of the products the company distributes if tariffs and duties on these products are imposed or lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  risks related to the company’s intention not to pay dividends; and risks arising from compliance with and changes in laws and regulations in the countries in which we operate, including (among others) changes in tax laws, tax rates, interpretation in tax laws and the recently implemented General Data Protection Regulation.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	September 30,	December 31,
	2018	2017

Assets
Current assets:
Cash	$29	$48
Accounts receivable, net	674	522
Inventories, net	849	701
Other current assets	44	47
Total current assets	1,596	1,318

Other assets	24	21

Property, plant and equipment, net	142	147

Intangible assets:
Goodwill, net	485	486
Other intangible assets, net	334	368

	$2,581	$2,340

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$470	$415
Accrued expenses and other current liabilities	131	143
Current portion of long-term debt	4	4
Total current liabilities	605	562

Long-term obligations:
Long-term debt, net	715	522
Deferred income taxes	99	106
Other liabilities	34	36

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized,
104,947,759 and 103,099,692 issued, respectively	1	1
Additional paid-in capital	1,717	1,691
Retained deficit	(502)	(548)
Less: Treasury stock at cost: 14,622,930 and 11,751,726 shares, respectively	(225)	(175)
Accumulated other comprehensive loss	(218)	(210)
	773	759
	$2,581	$2,340

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

0

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017

Sales	$1,071	$959	$3,163	$2,743
Cost of sales	899	807	2,645	2,302
Gross profit	172	152	518	441
Selling, general and administrative expenses	140	130	414	388
Operating income	32	22	104	53
Other expense:
Interest expense	(10)	(9)	(28)	(24)
Write off of debt issuance costs	-	(8)	(1)	(8)
Other, net	2	-	4	-

Income before income taxes	24	5	79	21
Income tax expense	-	2	15	6
Net income	24	3	64	15
Series A preferred stock dividends	6	6	18	18
Net income (loss) attributable to common stockholders	$18	$(3)	$46	$(3)

Basic income (loss) per common share	$0.20	$(0.03)	$0.51	$(0.03)
Diluted income (loss) per common share	$0.20	$(0.03)	$0.50	$(0.03)
Weighted-average common shares, basic	90.3	94.5	90.6	94.6
Weighted-average common shares, diluted	91.7	94.5	92.4	94.6

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended
	September 30,	September 30,
	2018	2017

Operating activities
Net income	$64	$15
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	17	16
Amortization of intangibles	34	34
Equity-based compensation expense	11	12
Deferred income tax benefit	(7)	(13)
Amortization of debt issuance costs	1	3
Write off of debt issuance costs	1	8
Increase in LIFO reserve	48	19
Other	2	1
Changes in operating assets and liabilities:
Accounts receivable	(156)	(165)
Inventories	(206)	(100)
Other current assets	3	15
Accounts payable	58	127
Accrued expenses and other current liabilities	(16)	(9)
Net cash used in operations	(146)	(37)

Investing activities
Purchases of property, plant and equipment	(15)	(23)
Proceeds from the disposition of property, plant and equipment	6	-
Net cash used in investing activities	(9)	(23)

Financing activities
Payments on revolving credit facilities	(808)	(468)
Proceeds from revolving credit facilities	1,004	518
Payments on long-term obligations	(3)	(18)
Debt issuance costs paid	(1)	(7)
Purchase of common stock	(50)	(18)
Dividends paid on preferred stock	(18)	(18)
Repurchases of shares to satisfy tax withholdings	(5)	(3)
Proceeds from exercise of stock options	21	-
Other	(1)	-
Net cash provided by (used in) financing activities	139	(14)

Decrease in cash	(16)	(74)
Effect of foreign exchange rate on cash	(3)	5
Cash -- beginning of period	48	109
Cash -- end of period	$29	$40

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

 (in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017

Net income	$24	$3	$64	$15
Income tax expense	-	2	15	6
Interest expense	10	9	28	24
Depreciation and amortization	5	5	17	16
Amortization of intangibles	12	12	34	34
Increase in LIFO reserve	26	13	48	19
Change in fair value of derivative instruments	-	1	(1)	1
Equity-based compensation expense (1)	4	3	11	12
Write off of debt issuance costs (2)	-	8	1	8
Litigation settlement (3)	-	-	-	3
Foreign currency gains	(1)	-	-	(2)
Adjusted EBITDA	$80	$56	$217	$136

Notes to above:

(1)	Recorded in SG&A
(2)

Charge (pre-tax) to write off debt issuance costs related to refinancing our senior secured term loan in second quarter 2018. Charge (pre-tax) related to refinancing of our senior secured term loan and our asset based lending facility in third quarter 2017.

(3)	Charge (pre-tax) related to the settlement of litigation with Weatherford Canada Partnership in the second quarter 2017 recorded in Other, net.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

 (in millions)

	Three Months Ended
	September 30,	Percentage	September 30,	Percentage
	2018	of Revenue	2017	of Revenue

Gross profit, as reported	$172	16.1%	$152	15.8%
Depreciation and amortization	5	0.5%	5	0.5%
Amortization of intangibles	12	1.1%	12	1.3%
Increase in LIFO reserve	26	2.4%	13	1.4%
Adjusted Gross Profit	$215	20.1%	$182	19.0%

	Nine Months Ended
	September 30,	Percentage	September 30,	Percentage
	2018	of Revenue	2017	of Revenue

Gross profit, as reported	$518	16.4%	$441	16.1%
Depreciation and amortization	17	0.5%	16	0.6%
Amortization of intangibles	34	1.1%	34	1.2%
Increase in LIFO reserve	48	1.5%	19	0.7%
Adjusted Gross Profit	$617	19.5%	$510	18.6%

Notes to above:

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment

Three Months Ended
September 30,

	U.S.	Canada	International	Total
2018:
Upstream	$213	$59	$66	$338
Midstream	406	11	5	422
Downstream	240	8	63	311
	$859	$78	$134	$1,071
2017:
Upstream	$164	$58	$47	$269
Midstream	409	14	14	437
Downstream	186	5	62	253
	$759	$77	$123	$959

Nine Months Ended
September 30,

	U.S.	Canada	International	Total
2018:
Upstream	$580	$180	$187	$947
Midstream	1,253	33	18	1,304
Downstream	710	23	179	912
	$2,543	$236	$384	$3,163
2017:
Upstream	$463	$169	$140	$772
Midstream	1,134	39	55	1,228
Downstream	548	15	180	743
	$2,145	$223	$375	$2,743

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
Type	2018	2017 (1)	2018	2017 (1)
Line pipe	$186	$201	$556	$517
Carbon steel fittings and flanges	182	143	531	405
Total carbon steel pipe, fittings and flanges	368	344	1,087	922
Valves, automation, measurement and instrumentation	393	338	1,146	987
Gas products	154	131	425	372
Stainless steel and alloy pipe and fittings	48	45	150	136
General oilfield products	108	101	355	326
	$1,071	$959	$3,163	$2,743

Notes to above:

(1)

$19 million and $55 million of sales for the three and nine months ended September 30, 2017, respectively, have been reclassified from gas products to general oilfield products to conform with the current year presentation.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

 (in millions, except per share amounts)

	September 30, 2018
	Three Months Ended		Nine Months Ended
	Amount	Per Share*	Amount	Per Share

Net income attributable to common stockholders	$18	$0.20	$46	$0.50
Increase in LIFO reserve, net of tax	20	0.22	37	0.40
Adjusted net income attributable to common stockholders	$38	$0.41	$83	$0.90

	September 30, 2017
	Three Months Ended		Nine Months Ended
	Amount	Per Share	Amount	Per Share

Net income attributable to common stockholders	$(3)	$(0.03)	$(3)	$(0.03)
Increase in LIFO reserve, net of tax	8	0.08	12	0.13
Adjusted net income attributable to common stockholders	$5	$0.05	$9	$0.10

Notes to above:

* Column does not foot due to rounding.

The Company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders plus or minus the after-tax impact of its LIFO inventory costing methodology. The Company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the Company believes it provides useful comparisons of the Company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect.  The Company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

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